Global Axcess Corp Announces Third Quarter 2006 Financial Results

PONTE VEDRA BEACH, FL, November 14, 2006 /PRNewswire-FirstCall/ - Global Axcess Corp, an independent provider of ATM solutions, today announced the financial results for the third quarter ended September 30, 2006.

The Company reported revenues from continuing operations of $5.6 million for the third quarter ended September 30, 2006, up 15% from the $4.8 million in reported revenues for the same period of 2005.

The Company achieved gross profit from continuing operations of $2.4 million or 43% of revenue for the three-month period ended September 30, 2006. This compared to $1.9 million or 41% of revenue for the same period of 2005.

Operating expenses from continuing operations increased to $5.6 million for the third quarter 2006 from $1.5 million for the same period in 2005. Depreciation and amortization expense increased by approximately $245,000 for the three-month period 2006 as compared to the same period in 2005.

During the third quarter, Global incurred non-recurring charges consisting of the following:
-	$610,000 impairment charges relating to its EFTI switching software;
-	$485,000 impairment charges relating to its assets held for sale;
-	$234,000 impairment charges relating to other ATMs and software
-	$758,000 restructuring charges relating to its business reorganization
-	$523,000 impairment charges on its notes receivable

The total of these impairment and restructuring charges is approximately $2.6 million.

Additionally, SG&A expenses increased to $2.4 million from $1.2 million as the Company experienced higher professional fees due to restructuring charges and one-time events. Also, the Company recorded a legal reserve of $200,000 relating to possible litigation relating to a filed lawsuit.

The Company reported a net loss for the quarter ended September 30, 2006 of $3.6 million, or a net loss of $0.17 per basic and fully diluted share, compared to a net loss of approximately $88,000, or $0.00 per basic and fully diluted share for the same period of 2005.

Mr. George McQuain, Chief Executive Officer of Global Axcess, stated, “The third quarter of 2006 was a transitional quarter for Global Axcess. While the financial results for this quarter are disappointing, many of the charges incurred were one-time events. Global Axcess is now comprised of new leadership with experience in corporate turnarounds and growing profitable businesses with the appropriate financial controls in place. Our loss for the quarter, which was due to various restructuring costs and write-offs, is behind us now. I look forward to returning to profitability in 2007 and I am very excited about the future prospects of the Company.”

Conference Call Information

The conference call will take place at 2:00 p.m. Eastern, on Thursday, November 16, 2006. Anyone interested in participating should call 800-819-9193 and enter pass code 4302926 if calling within the United States or 913-981- 4911 and pass code 4302926 if calling internationally, approximately 5 to 10 minutes prior to 2:00 p.m. There will be a playback available until November 23, 2006. To listen to the playback, please call 888-203-1112 if calling within the United States or 719-457-0820 if calling internationally. Please use pass code 4302926 for the replay.

The call is being webcast as well and can be accessed at Global's website at http://www.globalaxcess.biz. The webcast will be archived and available through March 15, 2007.

About Global Axcess Corp

Headquartered in Ponte Vedra Beach, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as the leading independent provider of ATM services in the United States. Through its wholly owned subsidiary, Nationwide Money Services, Inc. (NMS), the Company provides turnkey ATM management solutions that include cash, project and account management services. NMS currently owns and operates 4,600 ATMs in its national network spanning 42 states. For more information on the Company, please visit http://www.globalaxcess.biz.

Investors
Alliance Advisors, LLC
Alan Sheinwald, 914-244-0062
asheinwald@allianceadvisors.net